UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 23, 2006

Date of Earliest Event Reported: January 20, 2006

Patco Industries, Ltd.

(Exact name of registrant as specified in its charter)

Delaware	33-17264-NY	11-2856146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

295 East Main Street, Suite 1 Ashland, Oregon	97520
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (541) 482-9106

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously reported in its filings with the Securities and Exchange Commission, Patco Industries, Ltd., a Delaware corporation (“Patco”), has entered an Agreement and Plan of Reorganization (as amended, the “Agreement”) dated May 5, 2005 with Spectral Molecular Imaging, Inc., a Nevada corporation (“SMI”). Amendments No. 1, No. 2 and No. 3 to the Agreement are dated as of June 30, 2005, September 26, 2005, and January 20, 2006, respectively.

Pursuant to the Agreement, a wholly owned subsidiary of Patco will be merged into SMI (the “Merger”). SMI will be the surviving corporation in the Merger and will become a wholly owned subsidiary of Patco on the effective date of the Merger.

SMI is an early stage medical imaging device company that intends to seek to develop various diagnostic imaging products based upon SMI’s technology related to spectral optical imaging. SMI’s goal is to develop and bring into clinical use advanced optical imaging tools for improved clinical diagnostics primarily in the field of cancer, based on the identification and analysis of certain molecular, cellular and tissue features of the patient through spectral imaging.

Prior to the completion of the Merger, Patco will effect an approximately 0.00434 for 1 reverse stock split of its common stock, which will result in its having approximately 825,000 shares of common stock outstanding on the effective date of the Merger. Those approximately 825,000 shares of Patco common stock will remain outstanding after the Merger. On the effective date of the Merger, Patco will issue shares of its common stock to SMI’s shareholders. As a result of the Merger, SMI’s shareholders immediately prior to the Merger will become the owners of approximately 91% of Patco’s outstanding common stock immediately after the Merger.

In connection with the Merger, the outstanding common stock purchase warrants and stock options to purchase approximately 2.1 million shares of SMI common stock will be converted into warrants and stock options to purchase the same number of shares of Patco’s common stock at the same exercise prices and otherwise on the same terms as the SMI warrants and stock options that will be cancelled in the Merger.

Shortly prior to the closing of the Merger, it is anticipated that SMI will receive approximately $1.5 million of proceeds (before the payment of transaction costs) from a private placement of shares of its common stock and of warrants to purchase shares of its common stock.

Concurrently with the closing of the Merger, Patco will change its name to Optical Molecular Imaging, Inc. or to another name designated by SMI. At the closing of the Merger, William C. Patridge (Patco’s sole officer and director) will resign, and will be replaced by officers and directors designated by SMI.

Completion of the Merger is subject to the satisfaction of certain closing conditions that are specified in the Agreement, including SMI’s completion of the private placement of securities described above. Although the parties to the Agreement currently anticipate that the Merger will be completed prior to February 1, 2006, there is no assurance that the Merger will be completed.

The preceding description of the Merger and of the Agreement is qualified in its entirety by reference to the full text of Agreement (including its three amendments) that are filed as Exhibits 2.1, 2.2, 2.3 and 2.4, respectively, to this Current Report on Form 8-K and that are incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization dated as of May 5, 2005 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.*

2.2	Amendment No. 1 to Agreement and Plan of Reorganization dated as of June 30, 2005 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.

2.3	Amendment No. 2 to Agreement and Plan of Reorganization dated as of September 26, 2005 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.

2.4	Amendment No. 3 to Agreement and Plan of Reorganization dated as of January 20, 2006 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.

*	Schedules and other attachments to the Agreement and Plan of Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-B, but will be provided to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 23, 2006	Patco Industries, Ltd.

	By:	/s/ William C. Patridge
		Name:	William C. Patridge
		Title:	Chief Executive Officer

Exhibit Index

Exhibit No.	Description
2.1	Agreement and Plan of Reorganization dated as of May 5, 2005 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.*

2.2	Amendment No. 1 to Agreement and Plan of Reorganization dated as of June 30, 2005 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.

2.3	Amendment No. 2 to Agreement and Plan of Reorganization dated as of September 26, 2005 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.

2.4	Amendment No. 3 to Agreement and Plan of Reorganization dated as of January 20, 2006 among Patco Industries, Ltd., Patco Industries Subsidiary, Inc., William C. Patridge and Spectral Molecular Imaging, Inc.

*	Schedules and other attachments to the Agreement and Plan of Reorganization have been omitted pursuant to Item 601(b)(2) of Regulation S-B, but will be provided to the Securities and Exchange Commission upon its request.